Exhibit 99.2
LIGHTBRIDGE, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
(Amounts in thousands, except share and per share amounts)

	Year Ended		Year Ended
	December 31,		December 31,
	2004	Pro Forma	2004
	(Historical)	Adjustments	(Pro Forma)
Revenues:
Transaction services	$103,648		$103,648
Consulting and maintenance services	19,898	$(9,937)	9,961
Software licensing and hardware	9,509	(7,625)	1,884

Total revenues	133,055	(17,562)	115,493

Cost of revenues:
Transaction services	54,831	(97)	54,734
Consulting and maintenance services	9,930	(5,757)	4,173
Software licensing and hardware	3,129	(3,117)	12

Total cost of revenues	67,890	(8,971)	58,919

Gross profit:
Transaction services	48,817		48,914
Consulting and maintenance services	9,968		5,788
Software licensing and hardware	6,380		1,872

Total gross profit	65,165	(8,591)	56,574

Operating expenses:
Engineering and development	29,000	(8,057)	20,943
Sales and marketing	22,541	(4,109)	18,432
General and administrative	15,987	184	16,171
Restructuring costs	4,346	(277)	4,069
Impairment of goodwill	1,664		1,664
Impairment of other intangible assets	599		599
Purchased in-process research and development	679		679
Gain on sale of Fraud Centurion assets	(2,673)	2,673	—

Total operating expenses	72,143	(9,586)	62,557

Loss from operations	(6,978)	(995)	(5,983)

Other income, net	1,185	(539)	646

Loss from continuing operations before provision for income taxes	(5,793)	(456)	(5,337)

Provision for income taxes	8,351	(2,881)	5,470

Loss from continuing operations	$(14,144)	$(3,337)	$(10,807)

Loss per common share (basic) from continuing operations	$(0.53)		$(0.41)

Loss per common share (diluted) from continuing operations	$(0.53)		$(0.41)

Basic weighted average shares	26,643		26,643

Diluted weighted average shares	26,643		26,643

LIGHTBRIDGE, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
(Amounts in thousands, except share and per share amounts)

	Six Months		Six Months
	Ended		Ended
	June 30, 2005	Pro Forma	June 30, 2005
	(Historical)	Adjustments	(Pro Forma)
Revenues:
Transaction services	$50,801		$50,801
Consulting and maintenance services	6,499	$(3,563)	2,936
Software licensing and hardware	4,776	(4,776)	—

Total revenues	62,076	(8,339)	53,737

Cost of revenues:
Transaction services	25,018	—	25,018
Consulting and maintenance services	3,247	(1,925)	1,322
Software licensing and hardware	1,129	(1,129)	—

Total cost of revenues	29,394	(3,054)	26,340

Gross profit:
Transaction services	25,783		25,783
Consulting and maintenance services	3,252		1,614
Software licensing and hardware	3,647		—

Total gross profit	32,682	(5,285)	27,397

Operating expenses:
Engineering and development	11,755	(3,867)	7,888
Sales and marketing	9,926	(943)	8,983
General and administrative	7,758	(59)	7,699
Restructuring costs	873	(22)	851

Total operating expenses	30,312	(4,891)	25,421

Loss from operations	2,370	(394)	1,976

Other income, net	631	(41)	590

Income from continuing operations before provision for income taxes	3,001	(435)	2,566

Provision for income taxes	855	(751)	104

Income from continuing operations	$2,146	316	$2,462

Income per common share (basic) from continuing operations	$0.08		$0.09

Income per common share (diluted) from continuing operations	$0.08		$0.09

Basic weighted average shares	26,592		26,592

Diluted weighted average shares	26,963		26,963